 EXHIBIT 99.1

RIC KAYNE IDENTIFIES HIGHLY QUALIFIED CEO CANDIDATE FOR ATHIRA

Dr. Ronald Krall, Former Chief Medical Officer of GlaxoSmithKline, Willing to Become
Athira’s CEO To Maximize Chance of Successful Clinical Trials and Join Board

Urges Board to Immediately Interview Dr. Krall

NEW YORK – May 4, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today issued the following statement regarding the urgent need for Athira’s Board of Directors (the “Board”) to immediately commence a search process to find a qualified chief executive officer with clinical trial experience in order to improve the likelihood of success of the ACT-AD and LIFT-AD trials:

“When I began my campaign for change at Athira, I made clear my belief that the Board’s top priority should be to replace Dr. Mark Litton with a world class CEO who could actively oversee the Company’s ongoing clinical trials and give ATH-1017 its best chance to succeed.  Given the Board’s refusal to engage with me on this topic, I previously disclosed my intention to seek to identify and present qualified candidates to the Board for its consideration.  I am extremely pleased to announce that, as part of my search process, I have identified a candidate that warrants the Board’s immediate consideration.

Dr. Ronald Krall, former Chief Medical Officer of GlaxoSmithKline, who has overseen 20 drugs through the FDA approval process and is a proven leader in this space, has expressed his interest in serving as CEO of Athira during the Company’s critical ACT-AD and LIFT-AD clinical trials.  Dr. Krall conveyed to me his belief that he can add significant value to increase the likelihood of the successful completion of those trials and is willing to be interviewed by the Board.  He knows first-hand what it takes to guide a clinical-stage drug like ATH-1017 across the finish line.  Given his expressed interest and his deep experience and unquestionable credentials, Dr. Krall should be given serious and immediate consideration.”
Dr. Krall added: “After giving the matter careful thought, I believe I can add significant value to the great potential of ATH-1017.  Athira is at a clear inflection point and I believe that active management of the ongoing clinical trials by an experienced management team is critical to the success of this promising drug candidate.  I would welcome the opportunity to meet with the Athira Board to further discuss this exciting opportunity, and I sincerely appreciate Ric bringing it to my attention.”
Additional information regarding Dr. Krall is provided below.
Dr. Ronald Krall, MD is a board-certified neurologist and clinical pharmacologist with over two-and-a-half decades of experience in the pharmaceutical industry.  He is currently a director at the Foundation for the National Institutes of Health and an Adjunct Professor of Neurology at the University of Rochester.  As a world-renowned drug developer, Dr. Krall has overseen the successful development and regulatory approval of 20 medicines.  Most recently, Dr. Krall was the Chief Medical Officer of GlaxoSmithKline, where he helped lead worldwide clinical development, regulatory affairs, drug safety, and medical ethics.  Dr. Krall oversaw a budget of over $1.5 billion as part of his drug development and regulatory approval pipeline.  Prior to that, he was a senior vice president for AstraZeneca and ZENECA Pharmaceuticals, as well as medical director for Abbott Laboratories and Lorex Pharmaceuticals.  Dr. Krall also currently sits on the advisory board of Propel Bio Partners (a biotech fund founded by Ric Kayne).  If retained by Athira, he intends to promptly resign from this advisory board position.

Additional materials and information regarding Ric Kayne’s campaign may be found at: www.SaveAthira.com.

Vote for restoring and building value at Athira. Please vote your BLUE proxy card TODAY by signing, dating and returning your BLUE proxy card.

Please vote your BLUE proxy card TODAY.

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Please vote today by signing, dating and returning the BLUE proxy card.
Simply follow the easy instructions on the BLUE proxy card.

If you have questions about how to vote your shares, please contact:

HARKINS KOVLER, LLC
Shareholders Call Toll-Free: +1 (800) 339-9883
Banks and Brokers Call Collect: +1 (212) 468-5380
Email: ATHA@Harkinskovler.com

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Athira. Returning a
WHITE proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Ric Kayne’s BLUE proxy card.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

Disclaimer

The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company. The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants.” The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions. The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.

The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. The solicitation materials do not constitute a recommendation to purchase or sell any security. Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company. It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

The solicitation materials may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.

The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.

Additional Information

On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170